Exhibit 2.2

Joyce W. Lindauer

State Bar No. 21555700

Joyce W. Lindauer Attorney, PLLC

1412 Main Street, Suite 500

Dallas, Texas 75202

Telephone: (972) 503-4033

Facsimile: (972) 503-4034

ATTORNEYS FOR DEBTORS

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

IN RE:	§
§
WHITESTONE INDUSTRIAL-	§	CASE NO. 24-30653-mvl-11
OFFICE, LLC, et. al.[1],	§
	§	(Jointly Administered under
Debtors.	§	Case No. 24-30653-mvl-11)

DEBTORS’ FIFTH AMENDED JOINT PLAN OF LIQUIDATION

COMES NOW Whitestone Industrial-Office, LLC, Whitestone Offices, LLC, Whitestone CP Woodland Ph 2, LLC, Pillarstone Capital REIT Operating Partnership, LP, and Pillarstone Capital REIT, Debtors in the above styled jointly administered cases, and file this their Fifth Amended Joint Plan of Liquidation (the “Plan”). The Debtors are the owners and operators of several income-producing real properties in greater Dallas and Houston, Texas.

The sources and uses of income to fund the Plan are described in more detail in the Disclosure Statement accompanying this Plan. Periodic financial reports will be filed with the Court, as required by the Bankruptcy Code, covering the profitability, projections of cash receipts and disbursements for a reasonable period. These reports shall be available on the Court’s PACER site using the Debtors’ name and/or case number as referenced above or can be also obtained from Debtors’ counsel by written request.

1 The jointly administered cases are Whitestone Industrial-Office, LLC, Case No. 24-30653; Whitestone Offices, LLC, Case No. 24-30654; Whitestone CP Woodland Ph 2, LLC, Case No. 24-30655; Pillarstone Capital REIT Operating Partnership, LP, Case No. 24-30656; and Pillarstone Capital REIT, Case No. 24-30657.

Debtors’ Fifth Amended Joint Plan of Liquidation

Attachments:

Plan Agent Agreement	Exhibit “A”

List of Tenant Leases and Executory Contracts	Exhibit “B”

Debtors’ Fifth Amended Joint Plan of Liquidation

ARTICLE I

DEFINITIONS AND USE OF TERMS

1.01         Defined Terms. Unless the context otherwise requires, capitalized terms shall have the meanings set forth in this section 1.01.

“Administrative Expense or Administrative Claim” means an administrative expense described in Bankruptcy Code § 503 and entitled to administrative priority pursuant to Bankruptcy Code § 507(a)(1), including, but not limited to, Fee Claims.

“Allowed Amount” means the amount of any Allowed Claim.

“Allowed Claim” means a Claim against the Debtors allowable under the Bankruptcy Code to the extent that: (i) a Proof of Claim or request for payment was timely filed, or, with leave of the Bankruptcy Court, late filed, and as to which no objection has been timely filed with the Bankruptcy Court, or, if filed, is allowed by a Final Order, unless otherwise provided in this Plan; (ii) the Claim is scheduled and not listed as disputed, contingent, or unliquidated, and no objection has been timely filed or, if filed, is allowed by a Final Order; or (iii) with respect to an Administrative Expense Claim or Fee Claim, the Administrative Expense Claim or Fee Claim has been approved by a Final Order upon notice and application to the Bankruptcy Court.

“Assets” means property of the Estate.

“Avoidance Actions” means any and all rights, claims, and causes of action which a trustee, Debtors, or other appropriate party in interest would be able to assert on behalf of the Estate under applicable state statutes or the avoidance provisions of chapter 5 of the Bankruptcy Code, including actions under one or more of the provisions of Bankruptcy Code §§ 506, 542-551, and 553.

“Ballot” means the written ballot to be distributed to Creditors for voting on whether to approve this Plan of reorganization.

“Bankruptcy Case” or “Case” means these jointly-administered bankruptcy cases pending before the Bankruptcy Court, or one or more of said cases individually, as the context requires.

“Bankruptcy Code” or “Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., as amended.

“Bankruptcy Court” or “Court” means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, or other such court that may have jurisdiction with respect to the reorganization of the Debtors pursuant to Chapter 11 of the Bankruptcy Code.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

Debtors’ Fifth Amended Joint Plan of Liquidation

“Bar Date” means July 15, 2024, the deadline established by the Bankruptcy Court pursuant to Bankruptcy Rule 3003(c)(3), after which any Proof of Claim may not be timely filed, except Claims held by governmental agencies.

“Business Day” shall mean any day that is not a Saturday, Sunday, or one of the legal holidays listed in Bankruptcy Rule 9006(a).

“Claim” shall have the meaning set forth in Bankruptcy Code § 101(5).

“Claimant” or “Creditor” means the holder of a Claim.

“Class” means any class into which Claims are classified pursuant to the Plan. Each subclass of a class shall be treated as a separate class.

“Collateral” means the real or personal property securing a Secured Claim.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order.

“Confirmation Date” means the date on which the Order confirming this Plan is entered.

“Confirmation Hearing” means the hearing or hearings held before the Bankruptcy Court in which the Debtors will seek Confirmation of this Plan.

“Confirmation Order” means the Order confirming this Plan.

“Contested” when used with respect to a Claim, means a Claim against the Debtors: (i) that is listed in the Debtors’ Schedules of Assets and Liabilities as disputed, contingent, or unliquidated; (ii) that is listed in the Debtors’ Schedules of Assets and Liabilities as undisputed, liquidated, and not contingent and as to which a Proof of Claim has been filed with the Bankruptcy Court, to the extent the Proof of Claim amount exceeds the scheduled amount; (iii) that is the subject of a pending action in a forum other than the Bankruptcy Court unless such Claim has been determined by Final Order in such other forum and Allowed by Final Order of the Bankruptcy Court; or (iv) as to which an objection has been or may be timely filed and has not been denied by Final Order. To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Contested Claim only to the extent of the objection.

“Debtors” means Whitestone Industrial-Office, LLC, Whitestone Offices, LLC, Whitestone CP Woodland Ph 2, LLC, Pillarstone Capital REIT Operating Partnership, LP, and Pillarstone Capital REIT, the Debtors herein. Where the context so requires, “Debtors” shall also include the Reorganized Debtors.

“Disputed” with respect to a Claim means either: (i) a Claim which has been objected to by the Debtors; or (ii) a Claim that is listed on the Debtors’ bankruptcy schedules as “disputed, contingent or unliquidated” and for which such Creditor or Interest holder has not filed a Proof of Claim.

“Effective Date” means the fifteenth (15th) day after the Confirmation Date.

Debtors’ Fifth Amended Joint Plan of Liquidation

“Estate” means the bankruptcy estate of the Debtors in this Case.

“Fee Claim” means a Claim under Bankruptcy Code §§ 330 or 503 for allowance of compensation and reimbursement of expenses to professionals in this Bankruptcy Case.

“Fee Application” means an application filed with the Bankruptcy Court for allowance of a Fee Claim.

“Final Order” means an Order as to which any appeal that has been taken has not been stayed following the expiration of the time for appeal or has been resolved, or as to which the time for appeal has expired.

“Impaired” means the treatment of an Allowed Claim or Interest pursuant to the Plan unless, with respect to such Claim or Interest, either: (i) the Plan leaves unaltered the legal, equitable and contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after occurrence of a default, the Debtors (A) cures any default that occurred before or after the commencement of the Chapter 11 Case on the Petition Date, other than default of the kind specified in § 365(b)(2) of the Bankruptcy Code; (B) reinstates the maturity of such Claim or Interest as such maturity existed before such default; (C) compensates the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (D) does not otherwise alter the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; or (iii) the Plan provides that on the Effective Date, the holder of such Claim or Interest receives, on account of such Claim or Interest, cash equal to the Allowed Amount of such Claim or Interest.

“Insider” has the meaning provided by § 101(31) of the Bankruptcy Code.

“Interest” means any equity or ownership interest in the Debtors.

“Lien” means any charge against or interest in property to secure payment of debt or performance of an obligation and includes a judicial lien, security interest, and deed of trust, mortgage and property tax lien.

“Order” means an Order of the Bankruptcy Court.

“Petition Date” means March 4, 2024, the date on which all the Debtors filed their voluntary petitions under Chapter 11 of the Bankruptcy Code.

“Plan” means this Joint Plan of Reorganization, including any amendments, modifications or corrections made thereto pursuant to the Bankruptcy Code.

“Plan Agent” means Frances Smith, the professional selected to act as the Plan Agent under this Plan and the Plan Agent Agreement that accompanies this Plan.

Debtors’ Fifth Amended Joint Plan of Liquidation

“Plan Agent Agreement” means the Agreement that accompanies and is incorporated into this Plan by this reference that describes the role, duties, compensation and authority vested in the Plan Agent by this Plan and the Plan Agent Agreement. Approval of this Plan also includes approval of the Plan Agent Agreement.

“Plan Term” means twelve (12) months following the Effective Date unless extended pursuant to Section 10.10 of the Plan.

“Priority Tax Claim” means a Claim entitled to priority pursuant to Bankruptcy Code § 507(a)(8).

“Priority Wage Claim” means a Claim entitled to priority pursuant to Bankruptcy Code § 507(a)(4).

“Priority Unsecured Claim” means an Unsecured Claim entitled to priority under Bankruptcy Code § 507(a), except Priority Tax Claims and Priority Wage Claims.

“Proof of Claim” means a written statement setting forth a Creditor’s Claim filed in this Case and conforming substantially to the appropriate official form.

“Reorganized Debtors” means the Debtors as they exist after Confirmation of the Plan.

“Schedules and Statements” means the Debtors’ bankruptcy schedules A/B, D-H and the Statement of Financial Affairs.

“Secured Claim” means a Claim that is secured within the meaning of Bankruptcy Code §506(a). Should the value of the Collateral securing a Secured Claim be less than the amount of the Claim, the Claim will be bifurcated into a Secured Claim equal to the value of the Collateral and a general Unsecured Claim for the remainder, pursuant to Bankruptcy Code §506(d).

“Unsecured Claim” means any Claim that is not a Secured Claim or an Administrative Expense Claim and that is not entitled to priority treatment under Bankruptcy Code § 507.

ARTICLE II

CONCEPT OF THE PLAN

2.01         Plan of Liquidation. The Plan is a Plan of Liquidation. The Debtors are the owners and operators of several income-producing commercial office buildings in greater Dallas and Houston, Texas (the “Properties”). Under the Plan the post-Confirmation Debtors will continue to operate the Properties and promptly market the Properties for sales that will occur within one year from the Effective Date of the Plan and use the proceeds of sale to pay all Claims against the Debtors that are subsidiaries (the “Subsidiary Debtors”) of Pillarstone Capital REIT Operating Partnership, LP (the “Partnership”). Any remaining funds after payment in full of all Claims against the Subsidiary Debtors shall flow into the Partnership. Funds in the Partnership will be used to satisfy classes of Claims in accordance with the terms of this Plan. Whitestone REIT Operating Partnership, LP’s (“WROP’s”) Claim against the Partnership, to the extent Allowed, shall receive the same treatment under the Plan as Class Pillarstone OP 2: Allowed Claims of Insiders, though WROP is not an Insider for the purposes of the Plan. WROP’s Claim against Pillarstone Capital REIT (“Pillarstone”), to the extent Allowed, shall be treated for Plan purposes as a Class Pillarstone 1: Allowed Unsecured Claims other than Insider Claims subject to any Claims of the Debtors as to the Allowance of such Claims, including but not limited to subordination of such Claims. Funds remaining in the Debtors’ estates after payment of all Claims shall be distributed to the Debtors’ Equity Interest Holders according to their percentages of ownership. Until the sales occur, the Plan payments described below will be funded by income derived from the normal business operations of the Debtors. The Plan Agent shall have discretion in making Plan payments from available funds.

Debtors’ Fifth Amended Joint Plan of Liquidation

ARTICLE III

GENERAL TERMS AND CONDITIONS

3.01         Treatment of Claims. This Plan is intended to resolve all Claims against the Debtors and/or property of the Debtors of whatever character, whether contingent or liquidated, or whether allowed by the Bankruptcy Court pursuant to Bankruptcy Code Section 502(a). However, only Allowed Claims will receive payments under the Plan. The Plan is designed to ensure that Claimants shall receive at least as much pursuant to this Plan as they would receive in a liquidation pursuant to Chapter 7 of the Bankruptcy Code.

3.02         Time for Filing Claims. The holder of any Administrative Claim other than (i) a Fee Claim, (ii) a liability incurred and paid in the ordinary course of business by the Debtors, or (iii) an Allowed Administrative Claim, must file with the Bankruptcy Court and serve on the Debtors and its respective counsel, notice of such Administrative Claim within thirty (30) days after the Effective Date. At a minimum, such notice must identify (i) the name of the holder of such Claim, (ii) the amount of such Claim, and (iii) the basis of such Claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

Each Person asserting an Administrative Expense that is a Fee Claim incurred before the Effective Date shall be required to file a Fee Application with the Bankruptcy Court and serve same on the Debtors’ counsel and the U. S. Trustee within sixty (60) days after the Effective Date.

A person who is found to have received a voidable transfer shall have thirty (30) days following the date upon which the order ruling that such transfer is avoidable becomes a Final Order in which to file a Claim in the amount of such avoided transfer.

Liabilities incurred from the Petition Date through the Effective Date in the ordinary course of business shall be paid in the ordinary course of business by the Debtors.

3.03         Modification to the Plan. In accordance with Bankruptcy Rule 3019, to the extent applicable, this Plan may be modified or amended upon application of the Debtors, or corrected prior to the Confirmation Date, provided that notice and an opportunity for hearing have been given to any affected party. The Plan may be modified at any time after Confirmation and before the Effective Date, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, the circumstances warrant such modification and Debtors consents thereto in writing.

Debtors’ Fifth Amended Joint Plan of Liquidation

ARTICLE IV

DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

The Debtors designate the following Classes of Claims and Interests pursuant to Bankruptcy Code Section 1123.

Claims against Whitestone Industrial-Office, LLC, Case No. 24-30653

Class Whitestone Ind-Ofc 1: Allowed Secured Claims of City of Houston

Class Whitestone Ind-Ofc 2: Allowed Secured Claims of Houston ISD

Class Whitestone Ind-Ofc 3: Allowed Secured Claims of Spring Branch ISD

Class Whitestone Ind-Ofc 4: Allowed Secured Claims of Houston Community College System

Class Whitestone Ind-Ofc 5: Allowed Secured Claims of Westpark Municipal Utility District

Class Whitestone Ind-Ofc 6: Allowed Secured Claims of Cypress Fairbanks ISD

Class Whitestone Ind-Ofc 7: Allowed Secured Claims of Katy ISD

Class Whitestone Ind-Ofc 8: Allowed Secured Claims of Harris County ESD #47

Class Whitestone Ind-Ofc 9: Allowed Secured Claims of Lone Star College System

Class Whitestone Ind-Ofc 10: Allowed Unsecured Claims other than Insider Claims

Class Whitestone Ind-Ofc 11: Allowed Claims of Insiders

Class Whitestone Ind-Ofc 12: Allowed Equity Interests

Claims against Whitestone Offices, LLC, Case No. 24-30654

Class Whitestone Offices 1: Allowed Secured Claims of Dallas County

Class Whitestone Offices 2: Allowed Secured Claims of Richardson ISD

Class Whitestone Offices 3: Allowed Secured Claims of Harris County

Class Whitestone Offices 4: Allowed Secured Claims of Cypress-Fairbanks ISD

Class Whitestone Offices 5: Allowed Secured Claims of City of Houston

Class Whitestone Offices 6: Allowed Secured Claims of Houston Community College System

Class Whitestone Offices 7: Allowed Secured Claims of Houston ISD

Class Whitestone Offices 8: Allowed Secured Claims of Lone Star College System

Class Whitestone Offices 9: Allowed Unsecured Claims other than Insider Claims

Class Whitestone Offices 10: Allowed Claims of Insiders

Class Whitestone Offices 11: Allowed Equity Interests

Claims against Whitestone CP Woodland Ph 2, LLC, Case No. 24-30655

Class Whitestone Woodland 1: Allowed Secured Claims of Montgomery County

Class Whitestone Woodland 2: Allowed Unsecured Claims other than Insider Claims

Class Whitestone Woodland 3: Allowed Claims of Insiders

Class Whitestone Woodland 4: Allowed Equity Interests

Debtors’ Fifth Amended Joint Plan of Liquidation

Claims against Pillarstone Capital REIT Operating Partnership, LP, Case No. 24-30656

Class Pillarstone OP 1: Allowed Unsecured Claims other than Insider Claims

Class Pillarstone OP 2: Allowed Claims of Insiders

Class Pillarstone OP 3: Allowed Equity Interests

Claims against Pillarstone Capital REIT, Case No. 24-30657

Class Pillarstone 1: Allowed Unsecured Claims other than Insider Claims

Class Pillarstone 2: Allowed Claims of Insiders

Class Pillarstone 3: Allowed Equity Interests

ARTICLE V

PROVISIONS FOR SATISFACTION OF CLAIMS AND INTERESTS

A.         SALE OF PROPERTY AND PAYMENT OF ALL CLAIMS AND EXPENSES. Under this Plan the Debtors will promptly market the Properties for sales to occur within one year of the Effective Date of the Plan and use the proceeds of sale to pay all Allowed Claims and Administrative Expenses in order of priority at the closing of the sale or transfer of the Properties. Until the sales occur, the Debtors will make the payments described below, to be funded by income from the normal business operations of the Debtors.

B.         NON-CLASSIFIED CLAIMS. The following Claims are not classified, pursuant to Bankruptcy Code Section 1123:

Treatment of Administrative Claims. Each holder of an Administrative Claim other than Professional Fee Administrative Claims shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Bankruptcy Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. On or before the Effective Date, the Debtors or Reorganized Debtors shall pay or have paid in full all Allowed Administrative Claims. All Allowed Administrative Claims shall be paid by the Reorganized Debtors when they are due until the Bankruptcy Case is closed pursuant to a final decree, order of dismissal, or order of conversion. Until entry of such an order, the Reorganized Debtors shall file with the Bankruptcy Court and serve upon the United States Trustee a quarterly financial report. Any administrative ad valorem tax claims shall be paid pursuant to otherwise applicable state law.

Treatment of Professional Fee Administrative Claims. All persons who are awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with sections 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Bankruptcy Court on the later of the Effective Date or the date on which the order allowing such Claim becomes a Final Order, or upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Fee Claim and the Reorganized Debtors.

Debtors’ Fifth Amended Joint Plan of Liquidation

Treatment of Priority Tax Claims. Priority Tax Claims, if any, shall be paid in full with statutory interest on the Effective Date.

Treatment of Other Priority Claims. All Priority Unsecured Claims other than Priority Tax Claims, if any, shall be paid in full on the Effective Date. The Debtors do not believe any such Claims exist.

Title 28 U.S.C. Section 1930 Fees. The Reorganized Debtors shall pay all post-Confirmation fees assessed by the Office of the United States Trustee until this Case is closed by the Court.

C. CLASSIFIED CLAIMS. The following Claims are classified pursuant to Bankruptcy Code Section 1123, and are treated as follows:

General Provisions Regarding Treatment of Claims.

No pre-payment penalty. No Claimant shall be entitled to a pre-payment penalty if its Claim is paid early.

Plan voting. Impaired Claims are entitled to vote to accept or reject the Plan.

Default remedies. The Reorganized Debtors shall have twenty (20) days after notice to cure any default under the Plan. In the event the Reorganized Debtors fail to cure the default within 20 days after receipt of written notice from the affected Claimant, the Claimant shall be entitled to pursue collection of all amounts owed pursuant to state law outside of the Bankruptcy Court. The Reorganized Debtors shall be entitled to two notices of default. In the event of a third default, the Claimant shall be entitled to pursue collection of all amounts owed pursuant to contract or state law outside the Bankruptcy Court without further notice.

Lien rights. Allowed Secured Creditors shall retain their pre-Petition Date Liens until paid in full as provided in this Plan.

Bifurcation of Partially Secured Claims. Should the value of the Collateral securing a Secured Claim be less than the amount of the Claim, the Claim will be bifurcated into a Secured Claim equal to the value of the Collateral and an Unsecured Claim for the remainder, pursuant to Bankruptcy Code §506(d).

Duplicate Claims. To the extent the Claims in any of these jointly-administered Cases are duplicative of other Claims filed by or scheduled in any other Case, any such Claimant shall be entitled to only a single recovery under the Plan. Under no circumstances will any Claimant receive multiple recoveries on a single Claim for which the Debtors may be jointly liable.

Debtors’ Fifth Amended Joint Plan of Liquidation

SALE OF PROPERTIES. IN THE EVENT ONE OR MORE OF THE DEBTORS SELLS, CONVEYS, OR TRANSFERS ONE OF ITS PROPERTIES BEFORE THE EXPIRATION OF THE PERIODIC PAYMENTS DESCRIBED BELOW, ALL SECURED CLAIMS AGAINST SUCH PROPERTY SHALL BE PAID IN FULL AT THE CLOSING OF THE SALE OR TRANSFER.

1.	CLAIMS AGAINST WHITESTONE INDUSTRIAL-OFFICE, LLC

Class Whitestone Ind-Ofc 1: Allowed Secured Claims of City of Houston

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 2: Allowed Secured Claims of Houston Independent School District

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 3: Allowed Secured Claims of Spring Branch Independent School District

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 4: Allowed Secured Claims of Houston Community College System

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Debtors’ Fifth Amended Joint Plan of Liquidation

Class Whitestone Ind-Ofc 5: Allowed Secured Claims of Westpark Municipal Utility District

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 6: Allowed Secured Claims of Cypress Fairbanks ISD

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 7: Allowed Secured Claims of Katy ISD

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 8: Allowed Secured Claims of Harris County EDS #47

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 9: Allowed Secured Claims of Lone Star College System

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 10: Allowed Unsecured Claims other than Insider Claims

These Claims shall be paid in full over twelve (12) months from the Effective Date. Equal payments of principal and interest at 1% per annum shall commence on the first day of the first month following the Effective Date and continue on the first day of each month thereafter for a total of 12 months. In the event the Debtor sells, conveys, or transfers all its Properties before the expiration of 12 months from the Effective Date, these Claims shall be paid in full upon the closing of the last such sale or transfer. These Claims are IMPAIRED.

Debtors’ Fifth Amended Joint Plan of Liquidation

Class Whitestone Ind-Ofc 11: Allowed Claims of Insiders

These Claims shall be paid their pro-rata share of all net operating funds remaining after Classes 1-6 have been paid in full under this Plan, up to the full amount of such Claims, without interest. These Claims are IMPAIRED.

Class Whitestone Ind-Ofc 12: Allowed Equity Interests

These Interests shall be retained by their owners but shall receive no dividends or other distributions on these Interests until Classes 1–7 are paid in full pursuant to this Plan. These Interests are not Impaired.

2.	CLAIMS AGAINST WHITESTONE OFFICES, LLC

Class Whitestone Offices 1: Allowed Secured Claims of Dallas County

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Offices 2: Allowed Secured Claims of Richardson ISD

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Offices 3: Allowed Secured Claims of Harris County

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Debtors’ Fifth Amended Joint Plan of Liquidation

Class Whitestone Offices 4: Allowed Secured Claims of Cypress-Fairbanks ISD

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Offices 5: Allowed Secured Claims of City of Houston

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Offices 6: Allowed Secured Claims of Houston Community College System

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Offices 7: Allowed Secured Claims of Houston ISD

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Offices 8: Allowed Secured Claims of Lone Star College System

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Offices 9: Allowed Unsecured Claims other than Insider Claims

These Claims shall be paid in full over twelve (12) months from the Effective Date. Equal payments of principal and interest at 1% per annum shall commence on the first day of the first month following the Effective Date and continue on the first day of each month thereafter for a total of 12 months. In the event the Debtor or Reorganized Debtor sells, conveys, or transfers all its Properties before the expiration of 12 months from the Effective Date, these Claims shall be paid in full upon the closing of the last such sale or transfer. These Claims are IMPAIRED.

Debtors’ Fifth Amended Joint Plan of Liquidation

Class Whitestone Offices 10: Allowed Claims of Insiders

These Claims shall be paid their pro-rata share of all net operating funds remaining after Classes 1-5 have been paid in full under this Plan, up to the full amount of such Claims, without interest. These Claims are IMPAIRED.

Class Whitestone Offices 11: Allowed Equity Interests

These Interests shall be retained by their owners but shall receive no dividends or other distributions on these Interests until Classes 1–6 are paid in full pursuant to this Plan. These Interests are not Impaired.

3.	CLAIMS AGAINST WHITESTONE CP WOODLAND PH 2, LLC

Class Whitestone Woodland 1: Allowed Secured Claims of Montgomery County

These Claims shall be paid in full by the Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through twelve (12) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. These Claims are IMPAIRED.

Class Whitestone Woodland 2: Allowed Unsecured Claims other than Insider Claims

These Claims shall be paid in full over twelve (12) months from the Effective Date. Equal payments of principal and interest at 1% per annum shall commence on the first day of the first month following the Effective Date and continue on the first day of each month thereafter for a total of 12 months. In the event the Debtor or Reorganized Debtor sells, conveys, or transfers all its Properties before the expiration of 12 months from the Effective Date, these Claims shall be paid in full upon the closing of the last such sale or transfer. These Claims are IMPAIRED.

Class Whitestone Woodland 3: Allowed Claims of Insiders

These Claims shall be paid their pro-rata share of all net operating funds remaining after Classes 1 and 2 have been paid in full under this Plan, up to the full amount of such Claims, without interest. These Claims are IMPAIRED.

Class Whitestone Woodland 4: Allowed Equity Interests

These Interests shall be retained by their owners but shall receive no dividends or other distributions on these Interests until Classes 1, 2 and 3 are paid in full pursuant to this Plan. These Interests are not Impaired.

Debtors’ Fifth Amended Joint Plan of Liquidation

4.	CLAIMS AGAINST PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP, LP

Class Pillarstone OP 1: Allowed Unsecured Claims other than Insider Claims

These Claimants shall be paid in full over twelve (12) months from the Effective Date. Equal payments of principal and interest at 1% per annum shall commence on the first day of the first month following the Effective Date and continue on the first day of each month thereafter for a total of twelve (12) months. The Plan Agent may pay the Allowed Claims sooner than twelve (12) months if funds are available. The Plan Agent may withhold payments based on her business judgment that the Claims in this class have not been finally Allowed and she does not have funds on hand to pay the Claims in full. In the event the Debtors owning real property (Whitestone Industrial-Office, LLC, Whitestone Offices, LLC, Whitestone CP Woodland Ph 2, LLC) sell, convey, or transfer all their Properties before the expiration of 12 months from the Effective Date or any extension of the twelve (12) month period, these Claims shall be paid in full upon the closing of the last such sale or transfer. These Claims are IMPAIRED.

Class Pillarstone OP 2: Allowed Claims of Insiders

These Claims shall be paid their pro-rata share of all net operating funds remaining after Class 1 has been paid in full under this Plan, up to the full amount of such Claims, without interest. These Claims are IMPAIRED.

Class Pillarstone OP 3: Allowed Equity Interests

These Interests shall be retained by their owners but shall receive no dividends or other distributions on these Interests until Classes 1 and 2 are paid in full pursuant to this Plan. These Interests are not Impaired.

5.	CLAIMS AGAINST PILLARSTONE CAPITAL REIT

Class Pillarstone 1: Allowed Unsecured Claims other than Insider Claims

These Claimants shall be paid in full over twelve (12) months from the Effective Date. Equal payments of principal and interest at 1% per annum shall commence on the first day of the first month following the Effective Date and continue on the first day of each month thereafter for a total of twelve (12) months. The Plan Agent may pay the Allowed Claims sooner than twelve (12) months if funds are available. The Plan Agent may withhold payments based on her business judgment that the Claims in this class have not been finally allowed and she does not have funds on hand to pay the Claims in full. These Claims are IMPAIRED.

Debtors’ Fifth Amended Joint Plan of Liquidation

Class Pillarstone 2: Allowed Claims of Insiders

These Claims shall be paid their pro-rata share of all net operating funds remaining after Class 1 has been paid in full under this Plan, up to the full amount of such Claims, without interest. These Claims are IMPAIRED.

Class Pillarstone 3: Allowed Equity Interests

These Interests shall be retained by their owners but shall receive no dividends or other distributions on these Interests until Classes 1 and 2 are paid in full pursuant to this Plan. These Interests are not Impaired.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF PLAN

6.01         Implementation of Plan. This Plan will be substantially consummated by the commencement of payments as called for above. The Debtors will promptly market the Properties for sale and use the proceeds of sale to pay all Claims in full. Until the sales occur the Plan payments described above will be funded by income to the extent available derived from the normal business operations of the Debtors. Further details regarding the implementation of the Plan and projections of the Debtors’ income, expenses and Plan payments are provided in the Debtors’ Disclosure Statement accompanying this Plan. The Debtors’ liquidation of the Properties shall be primarily undertaken at the direction of Bradford Johnson, whose compensation shall be determined by the Bankruptcy Court on separate motion. None of the Debtors shall otherwise increase any compensation paid to any of their employees, officers, directors, or trustees from the amounts or rates paid in the ordinary course of the Debtors’ businesses during the pendency of the Cases without Court approval after notice and hearing.

On the Effective Date the Debtors will appoint a “Plan Agent” to administer all Claims as described in the Plan Agent Agreement appointing the Plan Agent attached hereto as Exhibit “A”, setting out her duties, compensation and role following Confirmation of the Plan.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.01         Assumption and Rejection of Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases not expressly assumed by the Debtors as of the Confirmation Date are hereby REJECTED by this Plan. The Debtors are assuming all tenant leases and all contracts related to the use and occupancy of the Properties by the Debtors set forth on Exhibit “B”: attached to this Plan. Notice of assumption shall be provided to such parties by first Class U.S. Mail as part of the service of the Order of Confirmation of this Plan and any party wishing to object to the assumption or rejection of their executory contract or lease shall have fourteen (14) days from the date of the entry of the Confirmation Order to provide notice to Debtors’ counsel and the Plan Agent of their objection. If no such objection is made then the Plan as to the effectiveness of the assumption or rejection of such contract or lease shall be final. If an objection is provided to Debtors’ counsel and the Plan Agent within the time allowed then Debtors’ counsel shall set a hearing on the Objection at the next available date provided by the Court and provide notice of such date to the objecting party. The Pillarstone and the Partnership are assuming the Limited Partnership Agreement with WROP, as set forth and as defined in Section 8.01 of this Plan.

Debtors’ Fifth Amended Joint Plan of Liquidation

Assumption of desired contracts and leases is being done as part of Confirmation and the Debtors have provided a a list of desired contracts as part of this Plan on Exhibit “B”.

7.02         Reservation of Rights. The Debtors shall have the right to assume or reject, pursuant to Bankruptcy Code Section 365, prior to the Confirmation Date, any executory contract or unexpired lease of real property (to the extent permitted under the Bankruptcy Code).

7.03         Bar Date for Claims Based on Rejection. If the rejection of an executory contract or an unexpired lease results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Plan Proponent or their properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtors, by the earlier of (a) the end of the month following the period in which the Effective Date occurs or (b) such other deadline as the Court may set for asserting a Claim for such damages. Such deadline shall be thirty (30) days following the entry of the order rejecting such Claim. Any Rejection Claim arising from the rejection of an unexpired lease or executory contract shall be treated as a General Unsecured Claim; provided, however, that any Rejection Claim based upon the rejection of an unexpired lease of real property either prior to the Confirmation Date or upon the entry of the Confirmation Order shall be limited in accordance with section 502(b)(6) of the Bankruptcy Code and state law mitigation requirements. Nothing contained herein shall be deemed an admission that such rejection gives rise to or results in a Claim or shall be deemed a waiver of any objections to such Claim if asserted.

ARTICLE VIII

ENFORCEMENT, SETTLEMENT, OR ADJUSTMENT OF CLAIMS

8.01         The Debtors’ Causes of Action. Except as otherwise released pursuant to the Plan, all Claims recoverable under Section 550 of the Bankruptcy Code, all Claims against third parties on account of an indebtedness, and all other Claims of any kind or character whatsoever owed to or in favor of the Debtors or Reorganized Debtors or the Estate to the extent not specifically compromised and released pursuant to this Plan or any agreement referred to and incorporated herein, are hereby preserved and retained for enforcement by the Plan Agent for the benefit of the Creditors subsequent to the Effective Date. This Plan shall not estop the Plan Agent from asserting any claim or cause of action whether disclosed or not.

The agreements, conditions, covenants, obligations, promises, rights and terms set forth in each of that certain Amended and Restated Agreement of Limited Partnership of Pillarstone Capital REIT Operating Partnership LP, dated as of December 8, 2016, and that certain Contribution Agreement, dated December 8, 2016, by and among WROP,  Pillarstone Capital REIT Operating Partnership LP, and Pillarstone Capital REIT (the “Limited Partnership Agreement”) shall survive as modified by the Plan, Plan Agent Agreement, Confirmation Order, any orders entered by the Bankruptcy Court in the Debtors’ Cases, and by applicable provisions of the Bankruptcy Code, including 11 U.S.C. 1107, pursuant to which the Debtors shall act during the implementation of this Plan, but shall not otherwise be modified, cancelled, expired, or terminated.

Debtors’ Fifth Amended Joint Plan of Liquidation

The Debtors hereby specifically retain and preserve all causes of action that have been brought or could be brought against each other, Whitestone REIT, Whitestone REIT Operating Partnership, L.P., Whitestone TRS, Inc., and each of their respective officers, directors, trustees, and affiliate entities (the “Whitestone Parties”), including claims or causes of action for breach of fiduciary duty, gross mismanagement, breach of contract, misrepresentation, and civil theft.

The Debtors also reserve all claims against their tenants for any breaches of their leases. Further any claims by Pillarstone against the Partnership and by the Partnership against Pillarstone are preserved, as are any claims of Pillarstone and the Partnership against WROP, its parent Whitestone REIT, or any of its affiliates, employees, officers, or trustees for any and all claims already plead in any pending litigation and can still be pled against them therein.

The agreements, conditions, covenants, obligations, promises, rights and terms set forth in each of that certain Amended and Restated Agreement of Limited Partnership of Pillarstone Capital REIT Operating Partnership LP, dated as of December 8, 2016, and that certain Contribution Agreement, dated December 8, 2016, by and among WROP,  Pillarstone Capital REIT Operating Partnership LP, and Pillarstone Capital REIT shall survive as modified by the Plan, Plan Agent Agreement, Confirmation Order, any orders entered by the Bankruptcy Court in the Debtors’ Cases, and by applicable provisions of the Bankruptcy Code, but shall not otherwise be modified, cancelled, expired, or terminated.

Nothing in this Plan shall be deemed to be an admission, conclusion or finding regarding the actions of any party, including any Whitestone Party, with respect to the matters discussed in or contemplated by this Section 8.01, whether by reason of any treatment or classification proposed under this Plan or by provision in this Plan for the treatment of Claims, to the extent Allowed.

8.02         Objections to Claims. The Plan Agent is authorized by this Plan and the Plan Agent Agreement to object to the allowance of Pre-Petition Date Claims at any time prior to sixty (60) days after the Effective Date and, as to Rejection Claims, at any time prior to sixty (60) days after the filing of any such Rejection Claim. The Plan Agent may move to extend the deadlines contained in this provision, and extensions shall be freely given by the Bankruptcy Court to enable the Plan Agent to administer Claims in a reasonable manner. Any proof of Claim filed after the Court sets bar dates shall be of no force and effect and shall be deemed disallowed. All Contested Claims shall be litigated to Final Order; provided, however, that the Plan Agent may compromise and settle any Contested Claim, in accordance with the terms of the Plan Agent Agreement and this Plan. Notwithstanding the foregoing, a person who is found to have received a voidable transfer shall have thirty (30) days following the date upon which the order ruling that such transfer is avoidable becomes a Final Order in which to file a Claim in the amount of such avoided transfer.

Debtors’ Fifth Amended Joint Plan of Liquidation

No distributions under this Plan shall be made to the holder of a Claim that is in dispute, unless and until such Claim becomes an Allowed Claim. If a Claim is Disputed in whole or in part because the Plan Agent asserts a right of offset against such Claim, or recoupment against the holder of such Claim, then, if and to the extent the Claim giving rise to the offset or recoupment is sustained by Final Order, the Claim in dispute shall be reduced or eliminated and, if applicable, the holder of such Claim shall be required to pay the amount of such offset or recoupment, less the amount of its Allowed Claim. In addition, the Plan Agent, at any time, may request that the Court estimate any contingent, disputed or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, regardless of any prior objection, unless the Court has ruled on the objection or a ruling is pending.

ARTICLE IX

EFFECT OF CONFIRMATION

9.01         No Discharge of Debtors. Because this is a liquidating Plan, pursuant to Bankruptcy Code Section 1141(d) confirmation of this Plan does not discharge the Debtors.

9.02         Legal Binding Effect. The provisions of this Plan, pursuant to Bankruptcy Code Section 1141 shall bind the Debtors and all Creditors, whether or not they accept this Plan.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01         Request for Relief Under Bankruptcy Code Section 1129. In the event any Impaired Class shall fail to accept this Plan in accordance with Bankruptcy Code Section 1129(a), the Plan Proponent reserves the right to, and does hereby request the Bankruptcy Court to confirm the Plan in accordance with Bankruptcy Code Section 1129(b).

10.02         Revocation. The Plan Proponent reserves the right to revoke and withdraw this Plan at any time prior to the Confirmation Date.

10.03         Effect of Withdrawal or Revocation. If the Plan Proponent revokes or withdraws this Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

10.04         Due Authorization by Creditors. Each and every Claimant who elects to participate in the distributions provided herein warrants that it is authorized to accept in consideration of its Claim against the Debtors the distributions provided in the Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by it under this Plan.

10.05         Entire Agreement. This Plan, as described herein, the Confirmation Order, and all other documents and instruments to effectuate this Plan provided for herein, including the Plan Agent Agreement, constitute the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior discussions and documents.

Debtors’ Fifth Amended Joint Plan of Liquidation

10.06         Section 1146 Exemption. Pursuant to Section 1146 of the Bankruptcy Code, the issuance, transfer or exchange or any security under this Plan or the making or delivery of any instrument or transfer pursuant to, in implementation of or as contemplated by this Plan or the transfer of any property pursuant to this Plan shall not be taxed under any federal, state or local law imposing a stamp, transfer or similar tax or fee.

10.07         Provisions Governing Distributions. All payments and distributions under the Plan shall be made by the Plan Agent as set forth in the Plan Agent Agreement. Any payments or distributions to be made by the Plan Agent pursuant to the Plan shall be made as soon as reasonably practicable after the Effective Date, except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court. Any payment or distribution by the Plan Agent pursuant to the Plan, to the extent delivered by the United States Mail, shall be deemed made when deposited into the United States Mail.

Payments of Cash to be made by the Plan Agent pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

Distributions and deliveries to holders of Allowed Claims shall be made at the addresses set forth on the proofs of Claim or proofs of interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or proof of interest is filed). All Claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall remain the property of the Reorganized Debtors and the Claim of any other holder with respect to such unclaimed property shall be discharged and forever barred.

Checks issued by the Plan Agent in respect of Allowed Claims shall be null and void if not cashed within ninety (90) days of the date of delivery thereof. Requests for reissuance of any check shall be made directly to the Plan Agent by the holder of the Allowed Claim to whom such check originally was issued. Any claim in respect of such a voided check within ninety (90) days after the date of delivery of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred, and the amount of such checks shall become Unclaimed Property and returned to the Reorganized Debtors.

No interest shall be paid on any Claim unless, and only to the extent that, the Plan specifically provides otherwise.

10.08         Governing Law. Unless a rule of law or procedure supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) is applicable, or a specific choice of law provision is provided, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to conflicts of law.

10.09         Notices to Debtors.          Any notices required to be given to the Debtors under this Plan shall be mailed by certified mail to the Debtors at 19407 Park Row, Suite 140, Houston, Texas 77084 and to Debtors’ counsel, Joyce Lindauer, at 1214 Main St., Suite 500, Dallas TX 75202 and by email at joycejoycelindauer.com. Any notices to the Plan Agent shall be pursuant to the Notice provision in the Plan Agent Agreement.

Debtors’ Fifth Amended Joint Plan of Liquidation

10.10         Plan Term for Disposition of Assets. The Plan Term applies to the Debtors’ liquidation of the Properties.  Nothing in this section shall affect or limit the duration of time required by or afforded to the Plan Agent for the administration of Claims under the Plan and Plan Agent Agreement.  Similarly, nothing in this section shall preclude the post-confirmation Debtors from continuing to exist after the expiration of the Plan Term for the purpose of the Plan Agent’s administration of Claims or to wind up affairs. The Debtors shall use commercially reasonable efforts to sell all of the Properties for value by the conclusion of the Plan Term. To effectuate that goal, the Debtors shall endeavor to sell all of the Properties by the conclusion of the tenth month following the Effective Date of the Plan. Thereafter, as to any Properties remaining unsold, the Debtors shall take commercially reasonable efforts to successfully auction the remaining Properties at a binding auction by the conclusion of the eleventh month following the Effective Date of the Plan unless the parties have agreed to extend the Plan Term. The Debtors shall then use commercially reasonable efforts to ensure that all sales closings for the remaining Properties occur by the conclusion of the twelfth and final month of the Plan Term. After the conclusion of the tenth month following the Effective Date of the Plan (in furtherance of the terms herein), if the Debtors have not sold all of the Properties, then the Plan Agent, the Debtors and WROP may agree to extend the Plan Term for up to six months.

During the Plan Term, if all classes of Claims senior to WROP’s Claims have been satisfied in full pursuant to the Plan, or if WROP funds a cash reserve to satisfy such claims for any Debtor whose property is for sale, then WROP may “credit bid” up to the Allowed amount of its Claim against Pillarstone Capital REIT Operating Partnership, LP to acquire such Properties, so long as its credit bid has been reviewed and approved by the Plan Agent for fundamental fairness. Debtors reserve the right to contest any “Credit Bid” by filing an Objection to Credit Bid with the Bankruptcy Court. If, at the conclusion of the Plan Term Properties remain unsold, and WROP has not elected to make a Credit Bid for any remaining Properties then the parties agree to either a “fire sale” of any remaining Properties; or the distribution of Properties in kind for the satisfaction of Claims in order to complete the liquidation of the Properties and to facilitate the wind down of the Debtors, provided however, that if the parties cannot agree on how to proceed, the Plan Agent may direct the parties to either the “fire sale” or distribution of Properties in kind.

Pillarstone may remain as an existing legal entity following the completion of the Plan Agent’s administration of the Pillarstone estate, and any wind down described herein.

ARTICLE XI

MODIFICATION OF THE PLAN

11.01         Modification of the Plan. The Debtors may propose amendments to or modifications of this Plan at any time prior to Confirmation, upon notice to all parties-in-interest. After Confirmation, the Plan Agent may, with approval of the Court and so long as it does not materially or adversely affect the interest of creditors, modify to remedy any defect or omission or reconcile any inconsistencies in the Confirmation Order in such manner as may be necessary to carry out the purposes and effect of this Plan.

Debtors’ Fifth Amended Joint Plan of Liquidation

ARTICLE XII

RETENTION OF JURISDICTION

Notwithstanding confirmation of the Plan or the Effective Date having occurred, the Court will retain jurisdiction for the following purposes:

12.01         Allowance of Claims. To hear and determine the allowability of all Claims upon objections to such Claims.

12.02         Executory Contracts and Unexpired Leases Proceedings. To act with respect to proceedings regarding the assumption of any executory contract or unexpired lease of the Debtors pursuant to Section 365 and 1123 of the Code and Article VII of the Plan.

12.03         Plan Interpretation. To resolve controversies and disputes regarding the interpretation of the Plan.

12.04         Plan Implementation. To implement and enforce the provisions of the Plan and enter orders in aid of confirmation and implementation of the Plan.

12.05         Plan Modification. To modify the Plan pursuant to Section 1127 of the Code and applicable Bankruptcy Rules.

12.06         Adjudication of Controversies. To adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Court against the Debtors.

12.07         Injunctive Relief. To issue any injunction or other relief as appropriate to implement the intent of the Plan, and to enter such further orders enforcing any injunctions or other relief issued under the Plan or in the Confirmation Order.

12.08         Interpleader Action. To entertain interpleader actions concerning assets to be distributed or other assets of the Estate.

12.09         Correct Minor Defects. To correct any defect, cure any omission or reconcile any inconsistency or ambiguity in the Plan, the Confirmation Order or any document executed or to be executed in connection therewith, as may be necessary to carry out the purposes and intent of the Plan, provided that the rights of any holder or an Allowed Claim are not materially and adversely affected thereby.

12.10         Authorization of Fees and Expenses. To review and authorize payment of professional fees incurred prior to the Effective Date.

12.11         Post-Confirmation Orders Regarding Confirmation. To enter and implement such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified, or vacated.

Debtors’ Fifth Amended Joint Plan of Liquidation

12.12         Final Decree. To enter a final decree closing the Case pursuant to Bankruptcy Rule 3022.

12.13         Plan Agent Agreement. To enforce the terms of the Plan Agent Agreement and to approve any 9019 Motions filed by the Plan Agent following Confirmation to settle Claims as that term is defined in the Plan Agent Agreement.

Dated: November 6, 2024.

Respectfully Submitted,

/s/ Joyce W. Lindauer
Joyce W. Lindauer
State Bar No. 21555700
Joyce W. Lindauer Attorney, PLLC
1412 Main St. Suite 500
Dallas, Texas 75202
Telephone: (972) 503-4033
Facsimile: (972) 503-4034
ATTORNEYS FOR THE DEBTORS

/s/ Bradford D. Johnson
Authorized Agent for the Debtors

Debtors’ Fifth Amended Joint Plan of Liquidation